                                                            --------------------
                                 UNITED STATES              |   OMB APPROVAL   |
                      SECURITIES AND EXCHANGE COMMISSION    --------------------
                            Washington, D.C. 20549          |   OMB Number:    |
                                                            |    3235-0058     |
                                  FORM 12b-25               | Expires:         |
                                                            |    May 31, 1997 |
                          NOTIFICATION OF LATE FILING       | Estimated        |
                                                            | average burden   |
                                                            | hours per        |
(Check One):  [_] Form 10-K  [_] Form 20-F  [_] Form 11-K   | response....2.50 |
                     [X] Form 10-Q  [_] Form N-SAR          --------------------
                                                            --------------------
     For Period Ended:       March 31, 1998                 | SEC FILE NUMBER  |
                      ------------------------------------  |     0-19627      |
     [_]  Transition Report on Form 10-K                    --------------------
     [_]  Transition Report on Form 20-F                    --------------------
     [_]  Transition Report on Form 11-K                    |   CUSIP NUMBER   |
     [_]  Transition Report on Form 10-Q                    |    XXXXXX XX X   |
     [_]  Transition Report on Form N-SAR                   --------------------
     For the Transition Period Ended:      N/A
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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                  N/A
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                        PART I--REGISTRANT INFORMATION
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Full Name of Registrant

BioLase Technology, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

981 Calle Amanecer
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City, State and Zip Code

San Clemente, CA  92673
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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |  (b)  The subject annual report, semi-annual report, transition report
    |       on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
    |       will be filed on or before the fifteenth calendar day following the
    |       prescribed due date; or the subject quarterly report of transition
    |       report on Form 10-Q, or portion thereof will be filed on or before
    |       the fifth calendar day following the prescribed due date; and
    |  (c)  The accountant's statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)SEC 1344 (6/94)

          The Company has not completed the compilation of all necessary financial data and has not had the opportunity to have the data examined in final form by its independent accountants. Accordingly, the Company is unable to timely file its Quarterly Report on Form 10-Q without unreasonable effort and expense.

          The Company anticipates the filing of its Report to occur no later than Wednesday, May 20, 1998, in accordance with the extension period specified within Rule 12b-25, section (b)(2)(ii) of the Regulations under the Securities Exchange Act of 1934.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Stephen R. Tartamella            714       361-1200, extension 111
     ------------------------------------  ----------- -------------------------
                  (Name)                   (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the
     registrant was required to file such report(s) been filed?
     If the answer is no, identify report(s).                    [X] Yes  [_] No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements to
     be included in the subject report or portion thereof?       [_] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        BioLase Technology, Inc.
          ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 18, 1998                 By  /s/ Stephen R. Tartamella
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                                      Stephen R. Tartamella, Chief Financial
                                      Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

--------------------------------- ATTENTION ------------------------------------
|               INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                 |
|        CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).          |
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                             GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of the public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.